As filed with the Securities and Exchange Commission on January 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-2154066
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2200 Powell Street, Suite 310

Emeryville, California 94608

(Addresses of Principal Executive Offices including Zip Code)

Non-Plan Inducement Stock Option Grants

(Full title of the plans)

Thomas Burns

Senior Vice President, Finance and Chief Financial Officer

XOMA Corporation

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, California 94306

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

XOMA Corporation is filing this Registration Statement on Form S-8 for the purpose of registering an aggregate of 725,000 shares of its common stock (“Common Stock”), comprised of:

•

100,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option with an exercise price of $18.66 per share, granted to Owen Hughes on January 3, 2023, as an inducement for accepting employment with us;

•

75,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option with an exercise price of $30.00 per share, granted to Owen Hughes on January 3, 2023, as an inducement for accepting employment with us;

•

300,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option with an exercise price of $18.66 per share, granted to Bradley Sitko on January 3, 2023, as an inducement for accepting employment with us; and

•

250,000 shares of Common Stock issuable upon the exercise of a non-qualified stock option with an exercise price of $30.00 per share, granted to Bradley Sitko on January 3, 2023, as an inducement for accepting employment with us.

The above non-qualified stock options were granted outside of our Amended and Restated Long Term Incentive and Stock Award Plan, were approved by our Board of Directors, and were issued pursuant to the “inducement” grant exception under Nasdaq Rule 5635(c)(4).

In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference into this Registration Statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 8, 2022;

•

Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 5, 2022, for the quarterly period ended June 30, 2022, filed with the Commission on August 4, 2022, and for the quarterly period ended September 30, 2022, filed with the Commission on November 3, 2022;

•	Our Current Reports on Form 8-K, filed with the Commission on January 31, 2022, April 5, 2022, May 19, 2022, September 29, 2022, October 28, 2022, November 22, 2022 and January 4, 2023;

•

The information specifically incorporated by reference into our 2021 Annual Report on Form 10-K referred to above from our definitive proxy statement relating to our 2022 annual meeting of stockholders, filed with the Commission on April 7, 2022; and

•

The description of our Common Stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December 19, 2011, and is part of our registration statement on Form S-4/A filed on December 13, 2011 (File No. 333-177165), including any amendment or report for the purpose of updating such description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities we may incur in such capacities, including liabilities under the Securities Act. Our by-laws require us to indemnify our officers, directors and employees to the fullest extent permitted by Delaware law.

We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

In addition, our certificate of incorporation (including applicable certificates of amendment, correction and designation) provides that to the fullest extent permitted by Delaware law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, including (without limitation) with regard to any actions taken or omitted as a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporation By Reference
Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of XOMA Corporation	8-K	000-14710	3.1	01/03/2012

4.2	Certificate of Amendment of Certificate of Incorporation of XOMA Corporation	8-K	000-14710	3.1	05/31/2012

4.3	Certificate of Amendment of Certificate of Incorporation of XOMA Corporation	8-K	000-14710	3.1	05/28/2014

4.4	Certificate of Amendment to the Amended Certificate of Incorporation of XOMA Corporation	8-K	000-14710	3.1	10/18/2016

4.5	Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock	8-K	000-14710	3.1	02/16/2017

4.6	Certificate of Designation of Preferences, Rights and Limitations of 8.625% Series A Cumulative Perpetual Preferred Stock	8-K	000-14710	3.1	12/11/2020

4.7	Certificate of Designation of Preferences, Rights and Limitations of 8.375% Series B Cumulative Perpetual Preferred Stock	8-K	000-39801	3.1	04/08/2021

4.8	Certificate of Correction of the Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock dated June 9, 2021	10-Q	000-39801	3.8	08/05/2021

4.9	Certificate of Amendment to the Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock of XOMA Corporation	8-K	000-39801	3.1	08/05/2021

4.10	By-laws of XOMA Corporation	8-K	000-14710	3.2	01/03/2012

4.11	Specimen Common Stock Certificate	8-K	000-14710	4.1	01/03/2012

5.1*	Opinion of Cooley LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (see the signature page hereto)

99.1	XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan	DEF 14A	001-39801	Appendix A	04/07/2022

99.2*	Inducement Stock Option Agreement, by and between XOMA Corporation and Owen Hughes

99.3*	Inducement Stock Option Agreement, by and between XOMA Corporation and Owen Hughes

99.4*	Inducement Stock Option Agreement, by and between XOMA Corporation and Bradley Sitko

99.5*	Inducement Stock Option Agreement, by and between XOMA Corporation and Bradley Sitko

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on January 30, 2023.

XOMA CORPORATION

By:	/s/ OWEN HUGHES
Owen Hughes
Executive Chairman of the Board of Directors and Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Owen Hughes and Thomas Burns, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ OWEN HUGHES Owen Hughes	Executive Chairman of the Board of Directors and Interim Chief Executive Officer (Principal Executive Officer)	January 30, 2023

/s/ THOMAS BURNS Thomas Burns	Senior Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	January 30, 2023

/s/ HEATHER L. FRANKLIN Heather L. Franklin	Director	January 30, 2023

/s/ NATASHA HERNDAY Natasha Hernday	Director	January 30, 2023

/s/ BARBARA KOSACZ Barbara Kosacz	Director	January 30, 2023

/s/ JOSEPH M. LIMBER Joseph M. Limber	Director	January 30, 2023

/s/ MATTHEW PERRY Matthew Perry	Director	January 30, 2023

/s/ W. DENMAN VAN NESS W. Denman Van Ness	Director	January 30, 2023

/s/ JACK L. WYSZOMIERSKI Jack L. Wyszomierski	Director	January 30, 2023